UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 26, 2004

CONCENTRA OPERATING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-15699	75-2822620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5080 Spectrum Drive Suite 400 - West Tower Addison, Texas	75001
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (972) 364-8000

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On October 26, 2004, the Employment Agreement (the “Employment Agreement”), dated as of August 5, 2002, between Concentra Inc., the parent company of Concentra Operating Corporation (the “Company”), and Frederick C. Dunlap was terminated by the mutual agreement of the parties. Previously, Mr. Dunlap had served as the President and Chief Operating Officer of the Company and Concentra Inc. In connection with Mr. Dunlap’s departure and pursuant to the terms of the Employment Agreement, the Company will make approximately $1.1 million in severance and benefit payments to Mr. Dunlap, and the Company will incur these expenses during its fourth fiscal quarter. The Employment Agreement was previously filed by the Company with the Securities and Exchange Commission.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On October 26, 2004, the Company and Concentra Inc. (the “Parent”) each accepted the resignation of Frederick C. Dunlap as the President and Chief Operating Officer of the Company and the Parent.

(c) Daniel J. Thomas, Chief Executive Officer and a director of both the Company and the Parent, will assume the role of President of the Company and the Parent. Mr. Thomas has served as the Chief Executive Officer of the Parent since September 1998. Mr. Thomas has also previously served in various executive officer capacities with the Company, the Parent and the Company’s and the Parent’s predecessor entities. Mr. Thomas is 45 years old and is also a certified public accountant. There have been no transactions during the Company’s or the Parent’s last fiscal year, or proposed transactions, to which the Company or the Parent was or is to be a party, in which Mr. Thomas had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCENTRA OPERATING CORPORATION
(Registrant)

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President and General Counsel

Date: October 27, 2004